Contact:
Barrier Therapeutics, Inc.
Anne M. VanLent
609-945-1202

Euro RSCG Life NRP
Mark Vincent
212-845-4239

FOR IMMEDIATE RELEASE

BARRIER THERAPEUTICS ANNOUNCES SECOND QUARTER 2004 FINANCIAL RESULTS

Advancement of Four Phase III Products Highlights Quarter

Princeton, NJ, August 10, 2004–Barrier Therapeutics, Inc. (NASDAQ: BTRX), a biopharmaceutical company developing products in the field of dermatology, today announced its financial results for the second quarter ended June 30, 2004.

Research and development expenses for the three months ended June 30, 2004 totaled $6.6 million, as compared to $3.9 million for the same period in 2003. Internal costs related to research and development, primarily personnel and related costs, were $2.1 million during the quarter, as compared to $884,000 in the corresponding period in 2003. Aggregate spending related to the Company’s four Phase III product candidates, Zimycan™, Sebazole™, Hyphanox™ and Liarozole, increased slightly between the two periods. During the quarter, initial development expenses of $757,000 were incurred for our earlier stage clinical product candidates, which include Rambazole™, Azoline, Hivenyl™ and Atopik, compared to $5,000 in the same period of 2003.

At June 30, 2004, the Company had $106.6 million in cash, cash equivalents and marketable securities, as compared to $53.8 million as of December 31, 2003. On May 4, 2004, Barrier Therapeutics completed its initial public offering of 5,000,000 shares of the Company’s common stock, resulting in proceeds of approximately $67.9 million, net of underwriting fees and related expenses.

“We’re extremely pleased with the progress we are making with Barrier’s four Phase III clinical programs — Zimycan, Sebazole, Hyphanox, and Liarozole. In addition, the proceeds from our initial public offering provide us with the capital necessary to advance Barrier’s promising pipeline, while building the marketing and commercialization infrastructure required to bring these therapeutically important dermatological products to market,” stated Geert Cauwenbergh, Ph.D., Chairman and CEO of Barrier Therapeutics.

(more)

Sales and marketing expenses for the quarter were $897,000, consisting primarily of personnel costs and marketing research expenses in preparation for the commercial launch of Barrier’s most advanced product candidates. No sales and marketing expenses were incurred during the second quarter of 2003. General and administrative expenses increased from $835,000 in the second quarter of 2003 to $1.8 million in the quarter ended June 30, 2004. Non-cash charges related to stock options and personnel costs related to expanded operations account for most of the increase.

Total revenues for the second quarter of 2004 were $179,000, derived from grants that commenced in the third quarter of 2003. The Company had no revenues in the three months ended June 30, 2003.

Net loss for the second quarter of 2004 was $8.8 million, as compared to a net loss of $4.6 million for the second quarter of 2003. The net loss attributable to common stockholders, which includes preferred stock accretion of $1.2 million, was $9.9 million, or $.66 loss per share, for the second quarter of 2004, as compared to $6.4 million, or $20.94 loss per share, for the second quarter of 2003, which includes preferred stock accretion of $1.8 million. Pro forma net loss attributable to common stockholders in the second quarter was $.50 in 2004, compared to $.59 for the same period in 2003. The pro forma net loss per share attributable to common stockholders gives effect to the conversion of Barrier’s outstanding shares of redeemable convertible preferred stock into common stock as if each occurred when the preferred stock was issued.

Second Quarter 2004 Operational Highlights

•	During the quarter Barrier Therapeutics initiated a confirmatory Phase III trial for Sebazole, the Company’s topical anhydrous gel formulation of the antifungal ketoconazole for the treatment of seborrheic dermatitis. This trial, which compares Sebazole to the gel vehicle alone, is being conducted at over 20 centers in the United States.

•	In June, Barrier Therapeutics announced that Liarozole was granted orphan drug status from the FDA for the treatment of congenital ichthyosis. Last year Liarozole received a similar designation from the European health authorities.

•	In May, the Company received marketing authorization for Zimycan from the Belgian Health Authorities and is now applying for marketing approval in most major European countries under the European Union’s Mutual Recognition Procedure.

•	During the quarter, Barrier continued U.S. Phase III trial enrollment for the 200mg tablet formulation of Hyphanox (itraconazole) for vulvo vaginal candidiasis. In addition, the Company is preparing for an FDA meeting to discuss Phase III clinical plans for Hyphanox in onychomycosis (nail fungus).

(more)

Conference Call and Webcast Information

Barrier’s senior management will host a conference call on Tuesday, August 10, 2004 beginning at 5:00 p.m. New York time, to discuss financial results and provide a company update. Live audio of the conference call will be available to investors, members of the news media and the general public by dialing 1-877-825-5811 (in the United States) or 1-973-582-2767 (internationally). A playback of the call will be available by dialing 1-877-519-4471 (in the United States), or 1-973-341-3080 (internationally) and entering passcode 5028798. To access the call by live webcast, please visit the Investor Relations section of our website at http://www.barriertherapeutics.com. An archived version of the webcast will also be available at the same location.

About Barrier Therapeutics, Inc.

Barrier Therapeutics, Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of pharmaceutical products in the field of dermatology. The Company has eight product candidates in various stages of clinical development. The four most advanced product candidates, which are in or entering Phase III clinical trials, are under development for the treatment of seborrheic dermatitis, Candida-associated diaper dermatitis, fungal infections, including vaginal candidiasis, and congenital ichthyosis. Barrier has product candidates in earlier stages of clinical development for the treatment of acne, psoriasis, fungal infections, allergies and dermatitis. The Company is headquartered in Princeton, New Jersey and has a wholly-owned subsidiary in Geel, Belgium. Web site: www.barriertherapeutics.com.

Safe Harbor Statement

In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995, including statements regarding the capital necessary to advance the Company’s pipeline and build infrastructure. Forward-looking statements provide Barrier’s current expectations or forecasts of future events. Barrier’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries. For a discussion of these and other risks and uncertainties that may effect the forward-looking statements please see the risk factors in Form 10-Q for the quarterly period ended March 31, 2004, which is on file with the Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Barrier undertakes no obligation to update publicly any forward-looking statement.

(Financial Tables to Follow)

# # #

Barrier Therapeutics, Inc.
Consolidated Statements of Operations
(All amounts in thousands, except share and per share amounts)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2003	2004	2003	2004
Grant revenue	$—	$179	$—	$359
Operating expenses:
Research and development	3,866	6,564	7,428	12,094
Sales and marketing		897	—	1,641
General and administrative	835	1,786	1,453	3,381

Total operating expenses	4,701	9,247	8,881	17,116

Loss from operations	(4,701)	(9,068)	(8,881)	(16,757)
Interest income, net	97	312	173	477

Net loss	(4,604)	(8,756)	(8,708)	(16,280)
Preferred stock accretion	(1,832)	(1,174)	(3,202)	(4,592)

Net loss attributable to common stockholders	$(6,436)	$(9,930)	$(11,910)	$(20,872)

Basic and diluted net loss attributable to common stockholders per share	$(20.94)	$(0.66)	$(44.95)	$(2.69)
Weighted average shares outstanding — basic and diluted	307,386	15,043,544	264,943	7,763,643
Pro forma basic and diluted net loss attributable to common stockholders per share	$(0.59)	$(0.50)	$(1.24)	$(1.15)
Pro forma weighted average shares	10,986,232	19,954,589	9,616,866	18,199,615

The pro forma net loss per share attributable to common stockholders gives effect to the conversion of Barrier’s outstanding shares of redeemable convertible preferred stock into common stock as if each occurred when the preferred stock was issued.

Barrier Therapeutics, Inc.
Balance Sheet Data
(in thousands)

	December 31,	June 30,
	2003	2004
		(unaudited)
Cash and cash equivalents	$11,472	$15,015
Marketable securities	$42,305	$91,589
Total assets	$56,971	$110,689